UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2011
VANDA PHARMACEUTICALS INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34186	03-0491827

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9605 Medical Center Drive Suite 300
Rockville, Maryland	20850

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (240) 599-4500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On July 25, 2011, Vanda Pharmaceuticals Inc. (“Vanda”) and Square 54 Office Owner LLC (the “Landlord”) entered into a lease for Vanda’s future headquarters, consisting of 21,400 square feet at 2200 Pennsylvania Avenue, N.W. in Washington, DC (the “Lease”). Under the Lease, which will have an 11 year term commencing on April 1, 2012, Vanda will pay approximately $1.625 million in annual rent over the term of the Lease, however rent will be abated for the first 12 months. The Landlord will provide Vanda with an allowance of approximately $1.873 million for construction of the premises to Vanda’s specifications. Subject to the prior rights of other tenants in the building, Vanda will have the right to renew the Lease for five years following the expiration of its original term. Vanda will also have the right to sublease or assign all or a portion of the premises, subject to standard conditions. The Lease may be terminated early by either the Landlord or Vanda upon certain conditions. Vanda paid a security deposit of $500,000 upon execution of the Lease. Vanda will likely incur a termination fee and other costs in connection with an early termination of its lease for its current headquarters in Rockville, Maryland.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.
By:	/s/ James P. Kelly
	Name:	James P. Kelly
	Title:	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

Dated: July 27, 2011